EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
August 7, 2015

Centrus Reports Second Quarter 2015 Results

•	Net loss of $15.1 million on revenue of $63.3 million for the quarter

•	Gross profit of $11.2 million for six-month period ending June 30, 2015

•	Cash balance of $218.5 million at June 30, 2015

•	Anticipated year-end 2015 cash balance is reiterated and expected to be in the range of $175 million to $200 million

BETHESDA, Md. - Centrus Energy Corp. (NYSE MKT: LEU) today reported a net loss of $15.1 million or $1.68 per basic and diluted share for the quarter ended June 30, 2015, compared to a net loss of $28.0 million or $5.71 per basic and diluted share for the second quarter 2014. For the six months ended June 30, 2015, Centrus reported a net loss of $30.5 million compared to a net loss of $78.8 million in the same period of 2014.

Gross profit increased $0.8 million in the three months and $28.6 million in the six months ended June 30, 2015, compared to the corresponding periods in 2014, reflecting charges in the prior periods related to the wind-down of the Paducah Gaseous Diffusion Plant (GDP).

“With our long track record as a reliable supplier and our broad relationships across the global industry, we are well positioned to promote reliable and commercially attractive supplies to our customers,” said Daniel B. Poneman, Centrus president and chief executive officer. “We are intently focused on securing new business and diverse sources of supply to support our growth in the coming years. We are taking a customer-first approach, since competitively priced nuclear power will drive Centrus’ long-term success.”

“While we are in the early stages of our fresh start following reorganization and still have a lot of work to do, we believe the company is on the right trajectory. Our second quarter results reflect our declining costs, improving margins, and actions to manage our order book effectively,” Poneman said.

Revenue

Revenue for the second quarter of 2015 was $63.3 million, a decrease of $57.9 million or 48 percent compared to the same quarter of 2014. In the sixth month period ending June 30, 2015, revenue was $231.1 million, a decrease of $38.7 million or 14 percent from the same period in 2014. The volume of separative work units (SWU) sales declined 63 percent in the three-month period and 46 percent in the six-month period, reflecting the variability of timing of customer orders and the expected decline in SWU deliveries in 2015 compared to 2014. The average price billed to customers for sales of SWU increased 9 percent in both the three- and six-month periods reflecting the particular contracts under which SWU were sold during the period.

Revenue from the contract services segment increased $4.4 million or 26 percent in the three months and $22.4 million or 114 percent in the six months ended June 30, 2015, compared to the corresponding periods in 2014, reflecting American Centrifuge work performed under the American Centrifuge Technology Demonstration and Operations (ACTDO) Agreement beginning May 1, 2014, partially offset by a decline in contract services work performed for the Department of Energy (DOE) and DOE contractors.

In a number of sales transactions, Centrus transfers title and collects cash from customers but does not recognize the revenue until the LEU is physically delivered. At June 30, 2015, deferred revenue totaled $70.3 million compared to $100.9 million at December 31, 2014. The gross profit associated with deferred revenue as of June 30, 2015, was $11.4 million.

Cost of Sales and Gross Profit Margin

Cost of sales for the quarter ended June 30, 2015, was $59.0 million, a decrease of $58.7 million or 50 percent compared to the corresponding period in 2014. For the six-month period of 2015, cost of sales was $219.9 million, a reduction of $67.3 million or 23 percent compared to the same period in 2014 due to lower SWU sales volume and lower direct charges. Direct charges to cost of sales include logistics support and inventory management and disposition. In the prior periods, direct charges included costs associated with the transitioning of the Paducah GDP to DOE. Direct charges totaled $3.9 million and $8.6 million in the three and six months ended June 30, 2015, and $14.3 million and $49.2 million in the corresponding periods in 2014.

Cost of sales per SWU, excluding direct charges, increased 2 percent in the three months and 7 percent in the six months ended June 30, 2015, compared to the corresponding periods in 2014, primarily due to the increase to book value of SWU inventories recorded as of September 30, 2014, as part of the application of fresh start accounting. In addition, approximately one-half of our sales in the prior six-month period were derived from previously deferred sales, whereby customers made advance payments to be applied against future deliveries. The unit cost per SWU for these sales reflects the average inventory cost when the customer took title to the SWU. These costs were accumulated in deferred costs and were then recognized as cost of sales as the SWU is delivered.

Cost of sales for the contract services segment increased $5.4 million or 32 percent in the three months and $22.5 million or 107 percent in the six months ended June 30, 2015, compared to the corresponding periods in 2014, primarily due to American Centrifuge work performed under the ACTDO Agreement in the current periods.

Our gross profit margin was 6.8 percent in the three months ended June 30, 2015 compared to 2.9 percent in the corresponding period in 2014, and 4.8 percent in the six months ended June 30, 2015 compared to a loss of (6.4 percent) in the corresponding period in 2014.

Advanced Technology, SG&A, Amortization, Special Charges and Other Income

Advanced technology costs declined $14.0 million in the three months and $45.5 million in the six months ended June 30, 2015, compared to the corresponding periods in 2014, reflecting development work performed in the prior periods under the Cooperative Agreement with DOE, which expired in accordance with its terms on April 30, 2014.

American Centrifuge costs incurred by the Company that are outside of the current ACTDO Agreement are included in advanced technology costs, including certain demobilization and maintenance costs. Such costs totaled $4.0 million in the three months and $5.8 million in the six months ended June 30, 2015, and $7.0 million in May-June 2014.

Selling, general and administrative (SG&A) expenses declined $3.8 million in the three months and $3.2 million in the six months ended June 30, 2015, compared to the corresponding periods in 2014. Salaries, benefits and other compensation declined $4.5 million in the three-month period and $5.4 million in the six-month period, including a gain of $3.9 million resulting from the remeasurement of pension obligations under the Employees’ Retirement Plan of Centrus Energy Corp. and the non-qualified supplemental executive pension plans. The remeasurements resulted from the level of lump-sum payments to former employees including those affected by workforce reductions. Consulting costs increased $0.3 million and $1.0 million in the three- and six-month periods, respectively. Office related expenses increased $0.9 million in the six-month period.

Amortization commenced in the fourth quarter of 2014 for the intangible assets resulting from the Company’s emergence from bankruptcy and adoption of fresh start accounting.

The cessation of enrichment at the Paducah GDP and evolving business needs have resulted in workforce reductions since July 2013. In the three and six months ended June 30, 2015, special charges consisted of termination benefits of $2.9 million and $3.8 million, respectively, less $0.3 million in the six-month period for severance paid by the Company and invoiced to DOE for its share of employee severance. In the three and six months ended June 30, 2014, special charges for termination benefits consisted of $4.1 million in the three-month period and $4.2 million in the six-month period, less amounts paid by the Company and invoiced to DOE of $1.6 million in the three-month period and $2.2 million in the six-month period.

In the three and six months ended June 30, 2015, other income consisted of net gains on sales of assets and property. DOE and the Company provided cost-sharing support for American Centrifuge activities under the Cooperative Agreement, which expired in accordance with its terms on April 30, 2014. DOE’s cost share of qualifying American Centrifuge expenditures in the three and six months ended June 30, 2014 was recognized as other income.

Cash Flow

We ended the second quarter of 2015 with a consolidated cash balance of $218.5 million. Cash used in operations in the six-month period of 2015 was $5.8 million compared to $193.4 million in the same period last year. Monetization of inventory purchased or produced in prior periods provided cash flow in the six months ended June 30, 2015 as inventories declined $118.1 million due to sales deliveries exceeding product received under SWU purchase agreements. In addition, accounts receivable declined $31.8 million due to monetization in the first quarter without increased sales and billings. The net reduction of the SWU purchase payables balance of $116.9 million, due to the timing of purchase deliveries, was a significant use of cash flow in the six-month period. The net loss of $30.5 million in the six months ended June 30, 2015, net of non-cash charges including depreciation and amortization, was a use of cash flow.

In the corresponding period in 2014, payment of the SWU purchase payables balance of $340.7 million, due to the timing of purchase deliveries, was a significant use of cash flow, as was the net reduction in accounts payable and accrued liabilities by $34.8 million due to reduced operational activity. The net loss of $78.8 million, net of non-cash charges including depreciation and amortization, was a use of cash flow. Monetization of inventory purchased or produced in prior periods provided cash flow in the six-month period as accounts receivable declined $137.9 million and inventories declined $127.7 million.

2015 Outlook

Centrus will continue its transition during 2015, and we expect to deliver significantly less SWU to customers than when we began our transition in 2013. In 2013, we delivered approximately 8 million SWU, and during 2014, we delivered approximately 3 million SWU. We expect to deliver approximately 2 million SWU in 2015. We will also continue to execute our contract with ORNL to conduct research, development and demonstration of the American Centrifuge technology under the terms of the ACTDO Agreement.

Specifically, we anticipate SWU and uranium revenue in 2015 in a range of $350 million to $375 million and total revenue in a range of $425 million to $450 million. We expect to end 2015 with a cash and cash equivalents balance in a range of $175 million to $200 million.

Our financial guidance is subject to a number of assumptions and uncertainties that could affect results either positively or negatively. Variations from our expectations could cause differences between our guidance and our ultimate results. Among the factors that could affect our results are:

•	Additional short-term sales;

•	Timing of customer orders and related SWU deliveries;

•	The outcome of legal proceedings and other contingencies;

•	Funding of the ACTDO Agreement or a successor agreement beyond its current contract expiration date of September 30, 2015; and

•	The cost of any American Centrifuge demobilization or additional costs related to the overall transition of Centrus.

Condensed Consolidated Financial Statements (Unaudited)

Included below are excerpts from our Condensed Consolidated Financial Statements (Unaudited) to be filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Upon emergence from Chapter 11 bankruptcy, Centrus adopted fresh start accounting which resulted in Centrus becoming a new entity for financial reporting purposes. References to “Successor” or “Successor Company” relate to the financial position of the reorganized Centrus as of and subsequent to September 30, 2014, and results of operations subsequent to September 30, 2014. References to “Predecessor” or “Predecessor Company” relate to the Company prior to September 30, 2014. As a result of the application of fresh start accounting and the effects of the implementation of the Plan of Reorganization, the consolidated financial statements on or after September 30, 2014, are not comparable to consolidated financial statements prior to that date.

Investor Call

Centrus plans to hold an investor call on August 26, 2015, to discuss the second quarter results. Details about the call will be announced in the near future and will be available on our website www.centrusenergy.com.

About Centrus Energy Corp.

Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for commercial nuclear power plants in the United States and around the world.
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Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will”, “should”, “could” or “may” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, risks and uncertainties related to our emergence from Chapter 11 bankruptcy, our resulting capital structure and the adoption of fresh start accounting; risks related to our significant long-term liabilities including material unfunded defined benefit pension plan obligations and postretirement health and life benefit obligations; risks related to the limited trading markets in our securities and risks relating to our ability to maintain the listing of our common stock on the NYSE MKT LLC; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); risks related to the ongoing transition of our business, including the impact of our ceasing enrichment at and the de-lease and return to the U.S. Department of Energy (“DOE”) of the Paducah Gaseous Diffusion Plant and uncertainty regarding our ability to commercially deploy the American Centrifuge project; our dependence on deliveries of LEU from Russia under a commercial supply agreement (the “Russian Supply Agreement”) with the Russian government entity Joint Stock Company “TENEX” (“TENEX”); uncertainty regarding funding for the American Centrifuge project and the potential for a demobilization or termination of the American Centrifuge project if additional government funding is not provided following completion of the current agreement with UT-Battelle, LLC (“UT-Battelle”), the management and operating contractor for Oak Ridge National Laboratory (“ORNL”) for continued research, development and demonstration of the American Centrifuge technology (the “ACTDO Agreement”); risks related to our ability to perform the work required under the ACTDO Agreement at a cost that does not exceed the firm fixed funding provided thereunder; uncertainty regarding the timing and structure of the U.S. government program for maintaining a domestic enrichment capability to meet national security requirements and our role in such a program; the impact of actions we have taken (including as a result of the reduction in scope of work under the ACTDO Agreement as compared to the scope of work under the prior agreement signed with DOE in June 2012 (the “Cooperative Agreement”)) or might take in the future to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees and impacts to cost, schedule and the ability to remobilize for commercial deployment of the American Centrifuge Plant; the impact of nuclear fuel market conditions and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; uncertainty regarding our ability to achieve targeted performance over the life of the American Centrifuge Plant which could affect the overall economics of the American

Centrifuge Plant; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and/or other financing, including intercompany funding from wholly owned subsidiary United States Enrichment Corporation (“Enrichment Corp.”), for the American Centrifuge project or additional government support for the project and the timing and terms thereof; the decline in our backlog and risks relating to the remaining backlog including uncertainty concerning customer actions under current contracts and in future contracting due to market conditions, the delay and uncertainty in deployment of the American Centrifuge technology and/or as a result of changes that may be required to such contracts due to our cessation of enrichment at Paducah; the dependency of government funding or other government support for the American Centrifuge project on Congressional appropriations or on actions by DOE or Congress; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of our role as a subcontractor to UT-Battelle or as a result of the need to raise additional capital to finance the project in the future; the potential for DOE to seek to terminate or exercise its remedies under the 2002 DOE-USEC agreement, or to require modifications to such agreement that are materially adverse to Centrus Energy Corp.’s interests; changes in U.S. government priorities and the availability of government funding or support, including loan guarantees; risks related to our ability to manage our liquidity without a credit facility; risks related to our ability to sell the LEU we procure under our purchase obligations under the Russian Supply Agreement including the allocation of quotas that limit our ability to import Russian LEU we purchase under the Russian Supply Agreement into the United States, trade barriers and contract terms that limit our ability to deliver this LEU to customers in other countries, and risks related to actions that may be taken by the U.S. government, the Russian government or other governments that could affect our ability or the ability of TENEX to perform under the Russian Supply Agreement, including the imposition of sanctions, restrictions or other requirements; risks associated with our reliance on third-party suppliers to provide essential services to us; the decrease or elimination of duties charged on imports of foreign-produced LEU; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by Enrichment Corp. under the Contracts Dispute Act; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year; and other risks and uncertainties discussed in this and our other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. Readers are urged to carefully review and consider the various disclosures made in this report and in our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business. We do not undertake to update our forward-looking statements except as required by law.

Contacts:
Investors: Don Hatcher (301) 564-3460
Media: Jeremy Derryberry (301) 564-3392

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2015	2014	2015	2014
Revenue:
Separative work units	$42.2	$104.5	$145.8	$250.1
Uranium	—	—	43.2	—
Contract services	21.1	16.7	42.1	19.7
Total Revenue	63.3	121.2	231.1	269.8
Cost of Sales:
Separative work units and uranium	36.7	100.8	176.3	266.1
Contract services	22.3	16.9	43.6	21.1
Total Cost of Sales	59.0	117.7	219.9	287.2
Gross profit (loss)	4.3	3.5	11.2	(17.4)
Advanced technology costs	4.0	18.0	5.8	51.3
Selling, general and administrative	6.3	10.1	18.6	21.8
Amortization of intangible assets	2.0	—	6.0	—
Special charges for workforce reductions	2.9	2.5	3.5	2.0
Other (income)	(0.7)	(8.4)	(1.5)	(34.6)
Operating (loss)	(10.2)	(18.7)	(21.2)	(57.9)
Interest expense	4.9	4.7	9.8	9.3
Interest (income)	—	—	(0.2)	(0.4)
Reorganization items, net	—	4.7	—	13.1
(Loss) before income taxes	(15.1)	(28.1)	(30.8)	(79.9)
Provision (benefit) for income taxes	—	(0.1)	(0.3)	(1.1)
Net (loss)	$(15.1)	$(28.0)	$(30.5)	$(78.8)

Net (loss) per share - basic and diluted	$(1.68)	$(5.71)	$(3.39)	$(16.08)
Weighted-average number of shares outstanding - basic and diluted	9.0	4.9	9.0	4.9

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	June 30, 2015	December 31, 2014
ASSETS
Current Assets
Cash and cash equivalents	$218.5	$218.8
Accounts receivable, net	27.1	58.9
Inventories	384.8	462.2
Deferred costs associated with deferred revenue	58.8	82.9
Other current assets	15.2	19.6
Total current assets	704.4	842.4
Property, plant and equipment, net	3.4	3.5
Deferred taxes	20.5	26.0
Deposits for surety bonds	30.9	34.8
Intangible assets	113.2	119.2
Excess reorganization value	137.2	137.2
Other long-term assets	20.5	20.6
Total Assets	$1,030.1	$1,183.7

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$42.0	$50.5
Payables under SWU purchase agreements	23.2	140.1
Deferred taxes	20.5	26.0
Inventories owed to customers and suppliers	199.6	158.9
Deferred revenue	70.3	100.9
Total current liabilities	355.6	476.4
Long-term debt	244.0	240.4
Postretirement health and life benefit obligations	214.1	211.4
Pension benefit liabilities	171.5	179.3
Other long-term liabilities	53.7	54.6
Total Liabilities	1,038.9	1,162.1
Stockholders’ Equity (Deficit)	(8.8)	21.6
Total Liabilities and Stockholders’ Equity (Deficit)	$1,030.1	$1,183.7

CENTRUS ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Six Months Ended June 30,
	Successor	Predecessor
	2015	2014
Cash Flows from Operating Activities
Net (loss)	$(30.5)	$(78.8)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation and amortization	6.2	4.1
Interest on paid-in-kind toggle notes	1.8	—
Gain on sales of assets	(1.5)	(0.9)
Non-cash reorganization items	—	3.1
Changes in operating assets and liabilities:
Accounts receivable – decrease	31.8	137.9
Inventories, net – decrease	118.1	127.7
Payables under SWU purchase agreements – (decrease)	(116.9)	(340.7)
Deferred revenue, net of deferred costs – (decrease)	(6.6)	(10.8)
Accounts payable and other liabilities – (decrease)	(12.7)	(34.8)
Other, net	4.5	(0.2)
Net Cash (Used in) Operating Activities	(5.8)	(193.4)

Cash Flows Provided by Investing Activities
Deposits for surety bonds - net decrease	4.0	2.2
Proceeds from sales of assets	1.5	0.4
Net Cash Provided by Investing Activities	5.5	2.6

Cash Flows (Used in) Financing Activities
Common stock issued (purchased), net	—	(0.1)
Net Cash (Used in) Financing Activities	—	(0.1)

Net (Decrease)	(0.3)	(190.9)
Cash and Cash Equivalents at Beginning of Period	218.8	314.2
Cash and Cash Equivalents at End of Period	$218.5	$123.3

Supplemental cash flow information:
Interest paid	$6.0	$—
Non-cash activities:
Conversion of interest payable-in-kind to long-term debt	$1.8	$—